Exhibit 99.1

News Media Contact:

DynaVox

Joanne Kaufmann

Communications Manager

(412) 222-7837

Investor Contact:

ICR, Inc.

Sherry Bertner

Managing Director

(646) 277-1247

DynaVox Reports Second Quarter Fiscal 2011 Results

PITTSBURGH, PA — February 9, 2011 — DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for the second quarter ended December 31, 2010.

For the 13 weeks ended December 31, 2010, net sales were $25.5 million, or 11% below net sales of $28.6 million during the 13 weeks ended January 1, 2010. Sales of the Company’s speech generating devices declined 6% to $20.8 million, and sales of its special education software declined 27%, to $4.7 million, from the prior year.

Gross profit for the second quarter of fiscal year 2011 declined 17% to $17.9 million, compared to $21.5 million in the second quarter of the prior year. The Company’s gross profit margin was 70.3%, compared to 75.2% in the prior year. The gross margin decline was the result of a less favorable product mix.

Operating income was $1.7 million in the second quarter of fiscal year 2011, compared to operating income of $5.8 million in the same period a year ago. Operating expenses increased from the prior year due primarily to general and administrative expense associated with being a public company.

Second quarter GAAP net income was $0.2 million, or $0.02 per share. Adjusted pro forma net income and adjusted pro forma net income per share, as defined below, were $0.7 million, or $0.02 per share, for the second quarter of fiscal year 2011.

Adjusted EBITDA, as defined below, declined 49% in the second quarter of fiscal year 2011 to $3.9 million, from $7.7 million in the previous year.

“During the second quarter, we took important strategic actions to better adapt to the challenging government and school budget conditions we continue to face,” said Ed Donnelly, DynaVox’s Chief Executive Officer. “While we are still in the initial stages of our plan, we believe our second quarter results demonstrate that our efforts are gaining traction in the marketplace. We saw improvement in sales trends over the course of the quarter, led by our U.S. device business, and the response to our new products has been positive.”

Mr. Donnelly continued, “At the same time, the macroeconomic environment remains uncertain, and we do not expect school funding to be restored to normal levels in the near future. For these reasons, we believe it is prudent to maintain our prior guidance for fiscal 2011.”

Results for the Twenty-Six Weeks Ended December 31, 2010

For the twenty-six weeks ended December 31, 2010, net sales declined 11% to $47.1 million, compared to $52.9 million in the same period last year.

Gross profit for the first twenty-six weeks of fiscal 2011 declined 16% to $33.3 million, compared to $39.7 million in the same period last year. The Company’s gross profit margin decreased 440 basis points to 70.7% from 75.1% in the same period last year.

Operating income for the twenty-six weeks ended December 31, 2010 was $0.9 million, compared to $10.0 million in the prior year period.

GAAP net loss for the twenty-six weeks ended December 31, 2010 was ($0.4 million), or $(0.04) per share.  Adjusted pro forma net loss for the six months, as defined by the Company, was ($0.5 million), or $(0.02) per share.

Adjusted EBITDA for the first twenty-six weeks of fiscal 2011 was $4.7 million, compared to $13.2 million in the same period last year.

Fiscal 2011 Guidance

For fiscal year 2011, the Company continues to expect net sales to decline in the range of 10% to 15% from fiscal year 2010. The Company also continues to expect Adjusted EBITDA for fiscal year 2011 to be between $19.0 million and $23.0 million and adjusted pro forma net income per share in the range of $0.21 to $0.27 per share.

Conference Call

The conference call is scheduled to begin today at 4:45 p.m. EST. The call will be webcast live over the Internet hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through February 23, 2011. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147. Participants from the Company will be Ed Donnelly, Chief Executive Officer, and Ken Misch, Chief Financial Officer.

A telephonic playback will be available from 7:45 p.m. EST, February 9, 2011 through February 23, 2011.  To hear the playback, North American listeners may dial (800) 642-1687 and international listeners may dial (706) 645-9291. The conference ID number is 35592090.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings” or “Predecessor”). References to “DynaVox,” the “Company,” and “Successor” refer, subsequent to the IPO and related transactions, to DynaVox Inc. and its consolidated subsidiaries and these references (other than “Successor”) refer, prior to the IPO and related transactions, to DynaVox Holdings.

This release presents adjusted pro forma net income (loss), which as defined by the Company represents net income (loss) before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock. Adjusted pro forma net income (loss) per share consists of adjusted pro forma net income (loss) divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

This release also presents Adjusted EBITDA, as defined by the Company as the income (loss) before income taxes, interest income, interest expense, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net income (loss) and adjusted pro forma net income (loss) per share, however, do not represent and should not be considered as an alternative to net income (loss), net income (loss) per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including the information presented above under the caption “Fiscal 2011 Guidance” which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Annual Report on Form 10-K and other filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, our expectations with respect to net sales, Adjusted EBITDA and adjusted pro forma net income (loss) per share for fiscal year 2011 reflect an assumption that our revenues will experience a revenue decline in the third and fourth quarters of fiscal year 2011 comparable to what we experienced in the first and second quarters, and that certain expense reduction initiatives initiated during the first and second quarters will result in material benefit to our results in the second half of fiscal year 2011. Our actual results for fiscal year 2011 may differ from current expectations if these assumptions prove inaccurate due to continued deterioration in the funding environment or otherwise.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Successor	Predecessor	Successor	Predecessor
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

NET SALES	$25,526	$28,608	$47,095	$52,863
COST OF SALES	7,587	7,085	13,821	13,149
GROSS PROFIT	17,939	21,523	33,274	39,714
OPERATING EXPENSES:
Selling and marketing	8,747	9,022	17,484	17,535
Research and development	2,358	2,341	4,892	4,582
General and administrative	4,977	3,901	9,764	6,784
Amortization of certain intangibles	114	421	222	841
Total operating expenses	16,196	15,685	32,362	29,742
INCOME FROM OPERATIONS	1,743	5,838	912	9,972
OTHER INCOME (EXPENSE):
Interest income	4	9	13	31
Interest expense	(663)	(1,920)	(1,346)	(3,930)
Change in fair value and net loss on interest rate swap agreements	(9)	(122)	(76)	(449)
Other expense—net	33	(13)	(235)	(74)
Total other expense-net	(635)	(2,046)	(1,644)	(4,422)
INCOME (LOSS) BEFORE INCOME TAXES	1,108	3,792	(732)	5,550
INCOME TAX EXPENSE (BENEFIT)	114	68	(7)	166
NET INCOME (LOSS) ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$994	$3,724	$(725)	$5,384
Less: net income (loss) attributable to the non-controlling interests	(842)		373
NET INCOME (LOSS) ATTRIBUTABLE TO DYNAVOX INC.	$152		$(352)
Weighted-average shares of Class A common stock outstanding:
Basic	9,375,000		9,375,000
Diluted	9,375,000		9,375,000
Net income (loss) available to Class A common stock per share:
Basic	$0.02		$(0.04)
Diluted	$0.02		$(0.04)

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	Successor	Successor
	December 31, 2010	July 2, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,576	$20,777
Trade receivables—net	15,553	17,741
Inventories—net	6,950	6,808
Other current assets	2,215	2,441
Total current assets	37,294	47,767
PROPERTY AND EQUIPMENT—Net	7,319	7,065
GOODWILL AND INTANGIBLES—Net	91,714	92,177
DEFERRED TAXES	41,644	41,474
OTHER ASSETS	2,570	2,683
TOTAL ASSETS	$180,541	$191,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4,541	$3,961
Trade accounts payable	4,566	5,541
Other liabilities	10,008	14,562
Total current liabilities	19,115	24,064
LONG-TERM DEBT	41,600	44,200
OTHER LONG-TERM LIABILITIES	43,197	45,038
Total liabilities	103,912	113,302

STOCKHOLDERS’ EQUITY	76,629	77,864
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$180,541	$191,166

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Successor	Predecessor
	Twenty-six Weeks Ended
	December 31, 2010	January 1, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(1,568)	$7,437
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used in investing activities	(2,325)	(3,338)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	(4,348)	(4,119)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	40	33
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,201)	13
CASH AND CASH EQUIVALENTS:
Beginning of period	20,777	12,631
End of period	$12,576	$12,644

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Successor	Predecessor	Successor	Predecessor
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Adjusted EBITDA(1)	$3,901	$7,707	$4,693	$13,227

(1)   Adjusted EBITDA represents income (loss) before income taxes, interest income, interest expense depreciation and amortization and the other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
	Successor	Predecessor	Successor	Predecessor
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010
	(Amounts in thousands)

Income (loss) before income taxes	$1,108	$3,792	$(732)	$5,550
Depreciation	884	759	1,663	1,423
Amortization	234	475	463	950
Interest income	(4)	(9)	(13)	(31)
Interest expense	663	1,920	1,346	3,930
Change in fair value and net loss on interest rate swaps	9	122	76	449
Other (income) expense, net (a)	(36)	(3)	201	2
Equity-based compensation	514	144	1,059	334
Employee severance and other costs	248	—	244	—
Acquisition costs (b)	209	274	241	312
Management fees (c)	—	75	—	150
Other adjustments (d)	72	158	145	158
Adjusted EBITDA	$3,901	$7,707	$4,693	$13,227

(a)   Excludes realized foreign currency gains or losses.

(b)   Legal, accounting and other external costs related to the purchase of certain assets and liabilities of Blink-Twice Inc. and the purchase of Eye Response Technologies, Inc. including certain post-closing expenses which may be reimbursed to the Company at a later date under the terms of the applicable agreements.

(c)   Prior to April 21, 2010 we received advisory services from Vestar and certain pre-IPO owners. These arrangements concluded on April 21, 2010.

(d)   Includes certain amounts related to other taxes, executive recruiting fees, relocation and other costs.

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED PRO FORMA NET INCOME (LOSS)

(Unaudited)

(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended	Twenty-six Weeks Ended
	December 31, 2010	December 31, 2010

Net income (loss) attributable to DynaVox Inc.	$152	$(352)

Adjustments:
Net income (loss) attributable to the non-controlling interest	842	(373)
Income taxes	(307)	271
Total adjustments	535	(102)

Adjusted pro forma net income (loss)	$687	$(454)

Pro forma fully exchanged shares outstanding	29,834,983	29,834,983

Adjusted pro forma net income (loss) per fully exchanged share	$0.02	$(0.02)

Adjusted pro forma net income (loss), as defined by DynaVox, represents net income (loss) before non—controlling interest and after pro forma corporate income tax (expense) benefit applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units into Class A Common Stock as described below.  Adjusted pro forma net income (loss) per share consists of adjusted pro forma net income (loss), divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net income (loss) to adjusted pro forma net income (loss) and adjusted pro forma net income (loss) per share.